Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GlobalSCAPE, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements pertaining to the 2010 Employee Long-Term Equity Incentive Plan of GlobalSCAPE, Inc. (Form S-8 No. 333-            ), of GlobalSCAPE, Inc. of our report dated March 21, 2008 (August 28, 2008 as to note 12 and the effects of the restatement) with respect to the consolidated financial statements of GlobalSCAPE, Inc. included in the Annual Report (Form 10-K) as of December 31, 2007 (restated) and for the year ended December 31, 2007 (restated).

/s/ PMB Helin Donovan, LLP
Austin, Texas
August 12, 2010